EXHIBIT 99


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               NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE

                           ***FOR IMMEDIATE RELEASE***

           FOR MORE INFORMATION CONTACT: ROBERT F. MACK (609) 691-7700

                     SUN BANCORP, INC. ANNOUNCES STOCK SPLIT

Vineland, NJ........February 18, 1998

         Sun Bancorp, Inc. (NASDAQ:SNBC), parent holding company of Sun National Bank, Vineland, New Jersey, today announced that the Company's Board of Directors had declared a three-for-two stock split by issuing a stock dividend of 50% on the Company's outstanding common stock, payable on March 18, 1998, to stockholders of record as of March 4, 1998.

         Philip W. Koebig, III, Executive Vice President of the Company, stated that the split was an effort to continue to increase the liquidity of the Company's common stock while also lowing the per share trading price to make it more attractive to potential investors. As a result of the Board's action, the outstanding shares of the Company's common stock will increase by approximately 2 million shares, from 4,014,294 shares outstanding to approximately 6,021,441 shares outstanding.

         Sun National Bank provides community banking services in Southern and Central New Jersey through 38 financial service center locations in Atlantic, Burlington, Camden, Cape May, Cumberland, Mercer, Middlesex, Ocean and Somerset Counties. Sun offers a wide variety of consumer and commercial lending and deposit services as well as other personal banking services that have been designed to meet the financial needs of its customers. Deposits at Sun National Bank are insured up to the legal maximum amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the NASDAQ National Market under the symbol "SNBC".


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